Exhibit 4.2

AGRIFORCE GROWING SYSTEMS LTD.

(the “COMPANY”)

AMENDED AND RESTATED STOCK OPTION PLAN

Amended by the directors of the Company effective September 8, 2020

Approved by the shareholders of the Company on September 25, 2020

1

2

SECTION 6 TRANSFERABILITY OF OPTIONS		14

6.1	Non-transferable	14
6.2	Death of Option Holder	15
6.3	Disability of Option Holder	15
6.4	Disability and Death of Option Holder	15
6.5	Vesting	15
6.6	Deemed Non-Interruption of Engagement	15

SECTION 7 EXERCISE OF OPTION		15

7.1	Exercise of Option	15
7.2	Black Out Period	16
7.3	Issue of Share Certificates	16
7.4	No Rights as Shareholder	16
7.5	Tax Withholding and Procedures	16

SECTION 8 ADMINISTRATION		17

8.1	Board or Committee	17
8.2	Powers of Committee	17
8.3	Administration by Committee	18
8.4	Interpretation	18

SECTION 9 APPROVALS AND AMENDMENT		18

9.1	Shareholder Approval of Plan	18
9.2	Amendment of Option or Plan	18

SECTION 10 CONDITIONS PRECEDENT TO ISSUANCE OF OPTIONS AND SHARES		19

10.1	Compliance with Laws	19
10.2	Regulatory Approvals	19
10.3	Inability to Obtain Regulatory Approvals	19

SECTION 11 ADJUSTMENTS AND TERMINATION		19

11.1	Termination of Plan	19
11.2	No Grant During Suspension of Plan	19
11.3	Alteration in Capital Structure	19
11.4	Triggering Events	19
11.5	Notice of Termination by Triggering Event	19
11.6	Determinations to be Made By Committee	21

3

STOCK OPTION PLAN

SECTION 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

As used herein, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the meanings set forth below:

(a)	“Administrator” means such Executive or Employee of the Company as may be designated as Administrator by the Committee from time to time, or, if no such person is appointed, the Committee itself.

(b)	“Associate” means, where used to indicate a relationship with any person:

(i) any relative, including the spouse of that person or a relative of that person’s spouse, where the relative has the same home as the person;

(ii) any partner, other than a limited partner, of that person;

(iii) any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and

(iv) any corporation of which such person beneficially owns or controls, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all outstanding voting securities of the corporation.

(c)	“Black-Out” means a restriction imposed by the Company on all or any of its directors, officers, employees, insiders or persons in a special relationship whereby they are to refrain from trading in the Company’s securities until the restriction has been lifted by the Company.

(d)	“Board” means the board of directors of the Company.

(e)	“Change of Control” means an occurrence when either:

(i) a Person or Entity, other than the current “control person” of the Company (as that term is defined in the Securities Act), becomes a “control person” of the Company; or

(ii) a majority of the directors elected at any annual or extraordinary general meeting of shareholders of the Company are not individuals nominated by the Company’s then-incumbent Board.

(f)	“Code” means the United States Internal Revenue Code of 1086, as amended, and any regulations thereunder.

(g)	“Committee” means a committee of the Board to which the responsibility of approving the grant of stock options has been delegated, or if no such committee is appointed, the Board itself.

4

(h)	“Common Shares” means common shares of the Company.

(i)	“Company” means Agriforce Growing Systems Ltd.;

(j)	“Consultant” means an individual who:

	(i)	is engaged to provide, on an ongoing bona fide basis, consulting, technical, management or other services to the Company or any Subsidiary other than services provided in relation to a “distribution” (as that term is described in the Securities Act);

	(ii)	provides the services under a written contract between the Company or any Subsidiary and the individual or a Consultant Entity (as defined in clause (i)(v) below);

	(iii)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or any Subsidiary; and

	(iv)	has a relationship with the Company or any Subsidiary that enables the individual to be knowledgeable about the business and affairs of the Company or is otherwise permitted by applicable Regulatory Rules to be granted Options as a Consultant or as an equivalent thereof, and includes:

	(v)	a corporation of which the individual is an employee or shareholder or a partnership of which the individual is an employee or partner (a “Consultant Entity”); or

	(vi)	an RRSP or RRIF established by or for the individual under which he or she is the beneficiary.

(k)	“Disability” means a medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than 12 months, and which causes an individual to be unable to engage in any substantial gainful activity, or any other condition of impairment that the Committee, acting reasonably, determines constitutes a disability.

(l)	“Employee” means:

	(i)	an individual who works full-time or part-time for the Company or any Subsidiary and such other individual as may, from time to time, be permitted by applicable Regulatory Rules to be granted Options as an employee or as an equivalent thereto; or

	(ii)	an individual who works for the Company or any Subsidiary either full-time or on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company or any Subsidiary over the details and methods of work as an employee of the Company or any Subsidiary, but for whom income tax deductions are not made at source,

5

and includes:

(iii) a corporation wholly-owned by such individual; and

(iv) any RRSP or RRIF established by or for such individual under which he or she is the beneficiary.

(m)	“Exchange” means the stock exchange upon which the Common Shares principally trade.

(n)	“Executive” means an individual who is a director or officer of the Company or a Subsidiary, and includes:

(i) a corporation wholly-owned by such individual; and

(ii) any RRSP or RRIF established by or for such individual under which he or she is the beneficiary.

(o)	“Exercise Notice” means the written notice of the exercise of an Option, in the form set out as Schedule B hereto, duly executed by the Option Holder.

(p)	“Exercise Period” means the period during which a particular Option may be exercised and is the period from and including the Grant Date through to and including the Expiry Time on the Expiry Date provided, however, that no Option can be exercised unless and until all necessary Regulatory Approvals have been obtained.

(q)	“Exercise Price” means the price at which an Option is exercisable as determined in accordance with section 5.3.

(r)	“Expiry Date” means the date the Option expires as set out in the Option Certificate or as otherwise determined in accordance with sections 5.4, 6.2, 6.3, 6.4 or 11.4.

(s)	“Expiry Time” means the time the Option expires on the Expiry Date, which is 4:00 p.m. local time in Vancouver, British Columbia, Canada on the Expiry Date.

(t)	“Grant Date” means the date on which the Committee grants a particular Option, which is the date the Option comes into effect provided however that no Option can be exercised unless and until all necessary Regulatory Approvals have been obtained.

(u)	“Incentive Stock Option” means an Option that is labelled or described as an Incentive Stock Option and which qualifies as an Incentive Stock Option within the meaning of Section 422(b) of the Code.

(v)	“Insider” means an insider as that term is defined in the Securities Act.

(w)	“Market Value” means the market value of the Common Shares as determined in accordance with section 5.3.

(x)	“Non-Statutory Stock Option” means an Option granted to a Holder who is a resident of the United States which is not intended to be or does not qualify as an Incentive Stock Option.

6

(y)	“Option” means a share purchase option granted pursuant to this Plan entitling the Option Holder to purchase Shares of the Company, and includes Incentive Stock Options and Non-Statutory Stock Options.

(z)	“Option Certificate” means the certificate, in substantially the form set out as Schedule A hereto, evidencing the Option.

(aa)	“Option Holder” means a Person or Entity who holds an unexercised and unexpired Option or, where applicable, the Personal Representative of such person.

(bb)	“Outstanding Issue” means the aggregate number of Common Shares and Series A Preferred Shares, taken together, that are outstanding (on a non-diluted basis) immediately prior to the Common Share issuance or grant of Option in question.

(cc)	“Person or Entity” means an individual, natural person, corporation, government or political subdivision or agency of a government, and where two or more persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an issuer, such partnership, limited partnership, syndicate or group shall be deemed to be a Person or Entity.

(dd)	“Personal Representative” means:

(i) in the case of a deceased Option Holder, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and

(ii) in the case of an Option Holder who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Option Holder.

(ee)	“Plan” means this Common Share stock option plan as from time to time amended.

(ff)	“Pre-Existing Options” has the meaning ascribed thereto in section 4.1.

(gg)	“Regulatory Approvals” means any necessary approvals of the Regulatory Authorities as may be required from time to time for the implementation, operation or amendment of this Plan or for the Options granted from time to time hereunder.

(hh)	“Regulatory Authorities” means all organized trading facilities on which the Shares are listed, and all securities commissions or similar securities regulatory bodies having jurisdiction over the Company, this Plan or the Options granted from time to time hereunder.

(ii)	“Regulatory Rules” means all corporate and securities laws, regulations, rules, policies, notices, instruments and other orders of any kind whatsoever which may, from time to time, apply to the implementation, operation or amendment of this Plan or the Options granted from time to time hereunder including, without limitation, those of the applicable Regulatory Authorities.

(jj)	“Securities Act” means the Securities Act (British Columbia), RSBC 1996, c.418 as from time to time amended.

7

(kk)	“Share” or “Shares” means, as the case may be, one or more Common Shares without par value in the capital stock of the Company.

(ll)	“Subsidiary” means a wholly-owned or controlled subsidiary corporation of the Company.

(mm)	“Ten Percent Shareholder Participant” means a Holder to whom an Incentive Stock Option is granted pursuant to the provisions of the Plan who is, on the date of the grant, the owner of stock (as determined under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent, if any, or its subsidiary corporations (as defined in Code Section 424(e)).

(nn)	“Triggering Event” means:

	(i)	the proposed dissolution, liquidation or wind-up of the Company;

	(ii)	a proposed merger, amalgamation, arrangement or reorganization of the Company with one or more corporations as a result of which, immediately following such event, the shareholders of the Company as a group, as they were immediately prior to such event, are expected to hold less than a majority of the outstanding capital stock of the surviving corporation;

	(iii)	the proposed acquisition of all or substantially all of the issued and outstanding shares of the Company by one or more Persons or Entities;

	(iv)	a proposed Change of Control of the Company;

	(v)	the proposed sale or other disposition of all or substantially all of the assets of the Company; or

	(vi)	a proposed material alteration of the capital structure of the Company which, in the opinion of the Committee, is of such a nature that it is not practical or feasible to make adjustments to this Plan or to the Options granted hereunder to permit the Plan and Options granted hereunder to stay in effect.

(oo)	“Vest” or “Vesting” means that a portion of the Option granted to the Option Holder which is available to be exercised by the Option Holder at any time and from time to time.

1.2 Choice of Law

The Plan is established under, and the provisions of the Plan shall be subject to and interpreted and construed solely in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein without giving effect to the conflicts of laws principles thereof and without reference to the laws of any other jurisdiction. The Company and each Option Holder hereby attorn to the jurisdiction of the Courts of British Columbia.

1.3 Headings

The headings used herein are for convenience only and are not to affect the interpretation of the Plan.

8

SECTION 2

GRANT OF OPTIONS

2.1 Grant of Options

The Committee shall, from time to time in its sole discretion, grant Options to such Persons or Entities and on such terms and conditions as are permitted under this Plan.

2.2 Record of Option Grants

The Committee shall be responsible to maintain a record of all Options granted under this Plan and such record shall contain, in respect of each Option:

(a)	the name and address of the Option Holder;

(b)	the category (Executive, Employee or Consultant) under which the Option was granted to him, her or it;

(c)	the designation of Options as Incentive Stock Options or Non-Statutory Options, as applicable;

(d)	the Grant Date and Expiry Date of the Option;

(e)	the number of Shares which may be acquired on the exercise of the Option and the Exercise Price of the Option;

(f)	the vesting and other additional terms, if any, attached to the Option; and

(g)	the particulars of each and every time the Option is exercised.

2.3 Effect of Plan

All Options granted pursuant to the Plan shall be subject to the terms and conditions of the Plan notwithstanding the fact that the Option Certificates issued in respect thereof do not expressly contain such terms and conditions but instead incorporate them by reference to the Plan. The Option Certificates will be issued for convenience only and in the case of a dispute with regard to any matter in respect thereof, the provisions of the Plan and the records of the Company shall prevail over the terms and conditions in the Option Certificate, save and except as noted below. Each Option will also be subject to, in addition to the provisions of the Plan, the terms and conditions contained in the schedules, if any, attached to the Option Certificate for such Option. Should the terms and conditions contained in such schedules be inconsistent with the provisions of the Plan, such terms and conditions will supersede the provisions of the Plan.

9

SECTION 3

PURPOSE AND PARTICIPATION

3.1 Purpose of Plan

The purpose of the Plan is to provide the Company with a share-related mechanism to attract, retain and motivate qualified Executives, Employees and Consultants to contribute toward the long term goals of the Company, and to encourage such individuals to acquire Shares of the Company as long term investments.

3.2 Participation in Plan

The Committee shall, from time to time and in its sole discretion, determine those Executives, Employees and Consultants to whom Options are to be granted.

3.3 Limits on Option Grants

The following limitations shall apply to the Plan and all Options thereunder:

(a)	the maximum number of Options which may be granted to any one Option Holder under the Plan within any 12 month period shall be 5% of the Outstanding Issue (unless the Company has obtained disinterested shareholder approval if required by Regulatory Rules);

(b)	if required by Regulatory Rules, disinterested shareholder approval is required to the grant to Insiders, within a 12 month period, of a number of Options which, when added to the number of outstanding incentive stock options granted to Insiders within the previous 12 months, exceed 10% of the Outstanding Issue;

(c)	with respect to section 5.1, the Expiry Date of an Option shall be no later than the tenth anniversary of the Grant Date of such Option;

(d)	the maximum number of Options which may be granted to any one Consultant within any 12 month period must not exceed 2% of the Outstanding Issue; and

(e)	the maximum number of Options which may be granted within any 12 month period to Employees or Consultants engaged in investor relations activities must not exceed 2% of the Outstanding Issue and such options must vest in stages over 12 months with no more than 25% of the Options vesting in any three month period, and such limitation will not be an amendment to this Plan requiring the Option Holders consent under section 9.2 of this Plan.

3.4 Notification of Grant

Following the granting of an Option, the Administrator shall, within a reasonable period of time, notify the Option Holder in writing of the grant and shall enclose with such notice the Option Certificate representing the Option so granted. In no case will the Company be required to deliver an Option Certificate to an Option Holder until such time as the Company has obtained all necessary Regulatory Approvals for the grant of the Option.

10

3.5 Copy of Plan

Each Option Holder, concurrently with the notice of the grant of the Option, shall be provided with a copy of the Plan. A copy of any amendment to the Plan shall be promptly provided by the Administrator to each Option Holder.

3.6 Limitation on Service

The Plan does not give any Option Holder that is an Executive the right to serve or continue to serve as an Executive of the Company or any Subsidiary, nor does it give any Option Holder that is an Employee or Consultant the right to be or to continue to be employed or engaged by the Company or any Subsidiary.

3.7 No Obligation to Exercise

Option Holders shall be under no obligation to exercise Options.

3.8 Agreement

The Company and every Option Holder granted an Option hereunder shall be bound by and subject to the terms and conditions of this Plan. By accepting an Option granted hereunder, the Option Holder has expressly agreed with the Company to be bound by the terms and conditions of this Plan. In the event that the Option Holder receives his, her or its Options pursuant to an oral or written agreement with the Company or a Subsidiary, whether such agreement is an employment agreement, consulting agreement or any other kind of agreement of any kind whatsoever, the Option Holder acknowledges that in the event of any inconsistency between the terms relating to the grant of such Options in that agreement and the terms attaching to the Options as provided for in this Plan, the terms provided for in this Plan shall prevail and the other agreement shall be deemed to have been amended accordingly.

3.9 Notice

Any notice, delivery or other correspondence of any kind whatsoever to be provided by the Company to an Option Holder will be deemed to have been provided if provided to the last home address, fax number or email address of the Option Holder in the records of the Company and the Company shall be under no obligation to confirm receipt or delivery.

3.10 Representation

As a condition precedent to the issuance of an Option, the Company must be able to represent to the Exchange as of the Grant Date that the Option Holder is a bona fide Executive, Employee or Consultant of the Company or any Subsidiary.

11

SECTION 4

NUMBER OF SHARES UNDER PLAN

4.1 Board to Approve Issuance of Shares

The Committee shall approve by resolution the issuance of all Shares to be issued to Option Holders upon the exercise of Options, such authorization to be deemed effective as of the Grant Date of such Options regardless of when it is actually done. The Committee shall be entitled to approve the issuance of Shares in advance of the Grant Date, retroactively after the Grant Date, or by a general approval of this Plan.

4.2 Number of Shares

Subject to adjustment as provided for herein and to Section 12, the number of Shares which will be available for purchase pursuant to Options granted pursuant to this Plan will not exceed 15% of the Outstanding Issue. If any Option expires or otherwise terminates for any reason without having been exercised in full, the number of Shares in respect to that Option will be available for subsequent issuance. The Plan is an “evergreen” plan, as Shares of the Company covered by Options which have been exercised will be available for subsequent grant under the Plan and the number of Options that may be granted under the Plan increases if the total Outstanding Issue of the Company increases. For greater certainty, if an outstanding Option is exercised or alternatively expires or is forfeited, surrendered, cancelled or otherwise terminated or lapses for any reason without having been exercised or settled in full, the Shares covered by such Option, if any, will again be available for issuance under the Plan.

4.3 Fractional Shares

No fractional shares shall be issued upon the exercise of any Option and, if as a result of any adjustment, an Option Holder would become entitled to a fractional share, such Option Holder shall have the right to purchase only the next lowest whole number of Shares and no payment or other adjustment will be made for the fractional interest.

SECTION 5

TERMS AND CONDITIONS OF OPTIONS

5.1 Exercise Period of Option

Subject to sections 5.4, 6.2, 6.3, 6.4 and 11.4, the Grant Date and the Expiry Date of an Option shall be the dates fixed by the Committee at the time the Option is granted and shall be set out in the Option Certificate issued in respect of such Option. No Incentive Stock Option may be granted after ten (10) years from the date of this Plan. The term and expiry date of any Incentive Stock Option granted to a Ten Percent Shareholder Participant shall not exceed five (5) years from Grant Date of such Incentive Stock Option.

5.2 Number of Shares Under Option

The number of Shares which may be purchased pursuant to an Option shall be determined by the Committee and shall be set out in the Option Certificate issued in respect of the Option.

12

5.3 Exercise Price of Option

The Exercise Price at which an Option Holder may purchase a Share upon the exercise of an Option shall be determined by the Committee and shall be set out in the Option Certificate issued in respect of the Option. The Exercise Price shall not be less than the Market Value of the Shares as of the Grant Date. The Market Value of the Shares for a particular Grant Date shall be determined as follows:

(a)	for each organized trading facility on which the Shares are listed, Market Value will be the closing trading price of the Shares on the day immediately preceding the Grant Date, and may be less than this price if it is within the discounts permitted by the applicable Regulatory Authorities;

(b)	if the Company’s Shares are listed on more than one organized trading facility, the Market Value shall be the Market Value as determined in accordance with subparagraph (a) above for the primary organized trading facility on which the Shares are listed, as determined by the Committee, subject to any adjustments as may be required to secure all necessary Regulatory Approvals;

(c)	if the Company’s Shares are listed on one or more organized trading facilities but have not traded during the ten trading days immediately preceding the Grant Date, then the Market Value will be, subject to any adjustments as may be required to secure all necessary Regulatory Approvals, such value as is determined by the Committee; and

(d)	if the Company’s Shares are not listed on any organized trading facility, then the Market Value will be, subject to any adjustments as may be required to secure all necessary Regulatory Approvals, such value as is determined by the Committee to be the fair value of the Shares, taking into consideration all factors that the Committee deems appropriate, including, without limitation, recent sale and offer prices of the Shares in private transactions negotiated at arms’ length. Notwithstanding anything else contained herein, in no case will the Market Value be less than the minimum prescribed by each of the organized trading facilities that would apply to the Company on the Grant Date in question.

Notwithstanding the foregoing, the Exercise Price of Shares subject to an Incentive Stock Option granted under the Plan to a Ten Percent Shareholder Participant shall be not less than 110% of the fair market value of the Shares on the Grant Date as determined in good faith by the Committee at the Grant Date.

5.4 Incentive Stock Options.

Incentive Stock Options may only be granted to Employees who are resident in the United States. To the extent that Options designated as Incentive Stock Options become exercisable by a Holder for the first time during any calendar year for Shares having a fair market value greater than US$100,000, the portion of such Options which exceeds such amount shall not be treated as Incentive Stock Options but instead shall be treated as Non-Statutory Stock Options. For the purposes of this Section 5.4, Options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the fair market value of Shares shall be determined as of the Grant Date of the Option with respect to such Shares. If the Code is amended to provide for a different limitation than that set forth in this Section 5.4, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as may be required or permitted by such amendment to the Code. If an Option is treated as a Non-Statutory Option in part by reason of the limitation set forth in this Section 5.4, the Holder may designate which portion of such Option the Holder is exercising at any given time. In the absence of such designation, the Holder shall be deemed to have exercised the Incentive Stock Option portion of the Option first. The Company shall have no liability to a Holder, or any other party, if any Option (or any part thereof) intended to be an Incentive Stock Option is not an Incentive Stock Option.

13

5.5 Termination of Option

Subject to such other terms or conditions that may be attached to Options granted hereunder, an Option Holder may exercise an Option in whole or in part at any time and from time to time during the Exercise Period. Any Option or part thereof not exercised within the Exercise Period shall terminate and become null, void and of no effect as of the Expiry Time on the Expiry Date. The Expiry Date of an Option shall be the earlier of the date so fixed by the Committee at the time the Option is granted as set out in the Option Certificate and the date established, if applicable, in paragraphs (a) or (b) below or sections 6.2, 6.3, 6.4, or 11.4 of this Plan:

(a)	Ceasing to Hold Office - In the event that the Option Holder holds his or her Option as an Executive and such Option Holder ceases to hold such position other than by reason of death or Disability, the Expiry Date of the Option shall be, unless otherwise determined by the Committee and expressly provided for in the Option Certificate, the 30th day following the date the Option Holder ceases to hold such position unless the Option Holder ceases to hold such position as a result of:

	(i)	ceasing to meet the qualifications set forth in the corporate legislation applicable to the Company;

	(ii)	a special resolution having been passed by the shareholders of the Company removing the Option Holder as a director of the Company or any Subsidiary; or

	(iii)	an order made by any Regulatory Authority having jurisdiction to so order,

in which case the Expiry Date shall be the date the Option Holder ceases to hold such position; OR

(b)	Ceasing to be Employed or Engaged - In the event that the Option Holder holds his or her Option as an Employee or Consultant and such Option Holder ceases to hold such position other than by reason of death or Disability, the Expiry Date of the Option shall be, unless otherwise determined by the Committee and expressly provided for in the Option Certificate, the 30th day following the date the Option Holder ceases to hold such position, unless the Option Holder ceases to hold such position as a result of:

	(i)	termination for cause;

	(ii)	resigning his or her position; or

	(iii)	an order made by any Regulatory Authority having jurisdiction to so order,

in which case the Expiry Date shall be the date the Option Holder ceases to hold such position.

14

In the event that the Option Holder ceases to hold the position of Executive, Employee or Consultant for which the Option was originally granted, but comes to hold a different position as an Executive, Employee or Consultant prior to the expiry of the Option, the Committee may, in its sole discretion, choose to permit the Option to stay in place for that Option Holder with such Option then to be treated as being held by that Option Holder in his or her new position and such will not be considered to be an amendment to the Option in question requiring the consent of the Option Holder under section 9.2 of this Plan. Notwithstanding anything else contained herein, in no case will an Option be exercisable later than the Expiry Date of the Option.

5.6 Vesting of Option and Acceleration

The vesting schedule for an Option, if any, shall be determined by the Committee and shall be set out in the Option Certificate issued in respect of the Option. The Committee may elect, at any time, to accelerate the vesting schedule of one or more Options including, without limitation, on a Triggering Event, and such acceleration will not be considered an amendment to the Option in question requiring the consent of the Option Holder under section 9.2 of this Plan.

5.7 Cashless Exercise

The Committee may permit cashless exercises of any Options granted under this Plan, subject to applicable stock exchange rules, in the manner contemplated in the Option Certificate attached to this Plan.

5.8 Additional Terms

Subject to all applicable Regulatory Rules and all necessary Regulatory Approvals, the Committee may attach additional terms and conditions to the grant of a particular Option, such terms and conditions to be set out in a schedule attached to the Option Certificate. The Option Certificates will be issued for convenience only, and in the case of a dispute with regard to any matter in respect thereof, the provisions of this Plan and the records of the Company shall prevail over the terms and conditions in the Option Certificate, save and except as noted below. Each Option will also be subject to, in addition to the provisions of the Plan, the terms and conditions contained in the schedules, if any, attached to the Option Certificate for such Option. Should the terms and conditions contained in such schedules be inconsistent with the provisions of the Plan, such terms and conditions will supersede the provisions of the Plan.

SECTION 6

TRANSFERABILITY OF OPTIONS

6.1 Non-transferable

An Incentive Stock Option shall not be assignable or transferable by any Holder and, subject to section 6.2 hereof, may be exercised during the life of the Holder only by the Holder. An Option other than an Incentive Stock Option are non-assignable and non-transferable, except as provided otherwise in this section 6.

15

6.2 Death of Option Holder

In the event of the Option Holder’s death, any Options held by such Option Holder shall pass to the Personal Representative of the Option Holder and shall be exercisable by the Personal Representative on or before the date which is the earlier of one year following the date of death and the applicable Expiry Date.

6.3 Disability of Option Holder

If the employment or engagement of an Option Holder as an Employee or Consultant or the position of an Option Holder as a director or officer of the Company or a Subsidiary is terminated by the Company by reason of such Option Holder’s Disability, any Options held by such Option Holder shall be exercisable by such Option Holder or by the Personal Representative on or before the date which is the earlier of one year following the termination of employment, engagement or appointment as a director or officer and the applicable Expiry Date.

6.4 Disability and Death of Option Holder

If an Option Holder has ceased to be employed, engaged or appointed as a director or officer of the Company or a Subsidiary by reason of such Option Holder’s Disability and such Option Holder dies within one year after the termination of such engagement, any Options held by such Option Holder that could have been exercised immediately prior to his or her death shall pass to the Personal Representative of such Option Holder and shall be exercisable by the Personal Representative on or before the date which is the earlier of one year following the death of such Option Holder and the applicable Expiry Date.

6.5 Vesting

Unless the Committee determines otherwise, Options held by or exercisable by a Personal Representative shall, during the period prior to their termination, continue to vest in accordance with any vesting schedule to which such Options are subject.

6.6 Deemed Non-Interruption of Engagement

Employment or engagement by the Company shall be deemed to continue intact during any military or sick leave or other bona fide leave of absence if the period of such leave does not exceed 90 days or, if longer, for so long as the Option Holder’s right to re-employment or re-engagement by the Company is guaranteed either by statute or by contract. If the period of such leave exceeds 90 days and the Option Holder’s re-employment or re-engagement is not so guaranteed, then his or her employment or engagement shall be deemed to have terminated on the ninety-first day of such leave.

SECTION 7

EXERCISE OF OPTION

7.1 Exercise of Option

An Option may be exercised only by the Option Holder or the Personal Representative of any Option Holder. An Option Holder or the Personal Representative of any Option Holder may exercise an Option in whole or in part at any time and from time to time during the Exercise Period up to the Expiry Time on the Expiry Date by delivering to the Administrator the required Exercise Notice, the applicable Option Certificate and a certified cheque or bank draft or wire transfer payable to the Company or its legal counsel in an amount equal to the aggregate Exercise Price of the Shares then being purchased pursuant to the exercise of the Option. Notwithstanding anything else contained herein, Options may not be exercised during a Black-Out unless the Committee determines otherwise.

16

7.2 Black Out Period

Notwithstanding the foregoing, except in the case of Incentive Stock Options, if an Option expires, terminates or is cancelled (other than an expiry, termination or cancellation pursuant to section 5.5(a)(i)(ii) or (iii) or section 5.5(b)(i)(ii) or (iii) above) within or immediately after a Black Out, the Holder may elect for the term of such Option to be extended to the date which is ten (10) business days after the last day of the Black Out; provided, that, the expiration date as extended by this section 7.2 will not in any event be beyond the later of: (i) December 31 of the calendar year in which the Option was otherwise due to expire; and (ii) the 15th day of the third month following the month in which the Option was otherwise due to expire.

7.3 Issue of Share Certificates

As soon as reasonably practicable following the receipt of the Exercise Notice, the Administrator shall cause to be delivered to the Option Holder a certificate for the Shares so purchased. If the number of Shares so purchased is less than the number of Shares subject to the Option Certificate surrendered, the Administrator shall also provide a new Option Certificate for the balance of Shares available under the Option to the Option Holder concurrent with delivery of the Share Certificate.

7.4 No Rights as Shareholder

Until the date of the issuance of the certificate for the Shares purchased pursuant to the exercise of an Option, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to such Shares, notwithstanding the exercise of the Option, unless the Committee determines otherwise. In the event of any dispute over the date of the issuance of the certificates, the decision of the Committee shall be final, conclusive and binding.

7.5 Tax Withholding and Procedures

Notwithstanding anything else contained in this Plan, the Company may, from time to time, implement such procedures and conditions as it determines appropriate with respect to the withholding and remittance of taxes imposed under applicable law, or the funding of related amounts for which liability may arise under such applicable law. Without limiting the generality of the foregoing, an Option Holder who wishes to exercise an Option must, in addition to following the procedures set out in 7.1 and elsewhere in this Plan, and as a condition of exercise:

(a)	deliver a certified cheque, wire transfer or bank draft payable to the Company for the amount determined by the Company to be the appropriate amount on account of such taxes or related amounts;

(b)	otherwise ensure, in a manner acceptable to the Company (if at all) in its sole and unfettered discretion, that the amount will be securely funded; or

(c)	and must in all other respects follow any related procedures and conditions imposed by the Company.

17

SECTION 8

ADMINISTRATION

8.1 Board or Committee

The Plan shall be administered by the Administrator with oversight by the Committee.

8.2 Powers of Committee

The Committee shall have the authority to do the following:

(a)	oversee the administration of the Plan in accordance with its terms;

(b)	appoint or replace the Administrator from time to time;

(c)	determine all questions arising in connection with the administration, interpretation and application of the Plan, including all questions relating to the Market Value;

(d)	correct any defect, supply any information or reconcile any inconsistency in the Plan in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan;

(e)	prescribe, amend, and rescind rules and regulations relating to the administration of the Plan;

(f)	determine the duration and purposes of leaves of absence from employment or engagement by the Company which may be granted to Option Holders without constituting a termination of employment or engagement for purposes of the Plan;

(g)	do the following with respect to the granting of Options:

(i) determine the Executives, Employees or Consultants to whom Options shall be granted, based on the eligibility criteria set out in this Plan;

(ii) determine the terms of the Option to be granted to an Option Holder including, without limitation, the Grant Date, Expiry Date, Exercise Price and vesting schedule (which need not be identical with the terms of any other Option);

(iii) subject to any necessary Regulatory Approvals and section 9.2, amend the terms of any Options;

(iv) determine when Options shall be granted;

(v) determine the number of Shares subject to each Option; and

(vi) to designate Options as Incentive Stock Options or Non-Statutory Options, as applicable;

18

(h)	accelerate the vesting schedule of any Option previously granted; and

(i)	make all other determinations necessary or advisable, in its sole discretion, for the administration of the Plan.

8.3 Administration by Committee

All determinations made by the Committee in good faith shall be final, conclusive and binding upon all persons. The Committee shall have all powers necessary or appropriate to accomplish its duties under this Plan.

8.4 Interpretation

The interpretation by the Committee of any of the provisions of the Plan and any determination by it pursuant thereto shall be final, conclusive and binding and shall not be subject to dispute by any Option Holder. No member of the Committee or any person acting pursuant to authority delegated by it hereunder shall be personally liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Committee and each such person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Company.

SECTION 9

APPROVALS AND AMENDMENT

9.1 Shareholder Approval of Plan

If required by a Regulatory Authority or by the Committee, this Plan may be made subject to the approval of the shareholders of the Company as prescribed by the Regulatory Authority. If shareholder approval is required, any Options granted under this Plan prior to such time will not be exercisable or binding on the Company unless and until such shareholder approval is obtained.

9.2 Amendment of Option or Plan

Subject to any required Regulatory Approvals, the Committee may from time to time amend any existing Option or the Plan or the terms and conditions of any Option thereafter to be granted provided that where such amendment relates to an existing Option and it would:

(a)	materially decrease the rights or benefits accruing to an Option Holder; or

(b)	materially increase the obligations of an Option Holder; then, unless otherwise excepted out by a provision of this Plan, the Committee must also obtain the written consent of the Option Holder in question to such amendment. If at the time the Exercise Price of an Option is reduced the Option Holder is an Insider of the Company, the Insider must not exercise the option at the reduced Exercise Price until the reduction in Exercise Price has been approved by the disinterested shareholders of the Company, if required by the Exchange.

19

SECTION 10

CONDITIONS PRECEDENT TO ISSUANCE OF OPTIONS AND SHARES

10.1 Compliance with Laws

An Option shall not be granted or exercised, and Shares shall not be issued pursuant to the exercise of any Option, unless the grant and exercise of such Option and the issuance and delivery of such Shares comply with all applicable Regulatory Rules, and such Options and Shares will be subject to all applicable trading restrictions in effect pursuant to such Regulatory Rules and the Company shall be entitled to legend the Option Certificates and the certificates representing such Shares accordingly.

10.2 Regulatory Approvals

In administering this Plan, the Committee will seek any Regulatory Approvals which may be required. The Committee will not permit any Options to be granted without first obtaining the necessary Regulatory Approvals unless such Options are granted conditional upon such Regulatory Approvals being obtained. The Committee will make all filings required with the Regulatory Authorities in respect of the Plan and each grant of Options hereunder. No Option granted will be exercisable or binding on the Company unless and until all necessary Regulatory Approvals have been obtained. The Committee shall be entitled to amend this Plan and the Options granted hereunder in order to secure any necessary Regulatory Approvals and such amendments will not require the consent of the Option Holders under section 9.2 of this Plan.

10.3 Inability to Obtain Regulatory Approvals

The Company’s inability to obtain Regulatory Approval from any applicable Regulatory Authority, which Regulatory Approval is deemed by the Committee to be necessary to complete the grant of Options hereunder, the exercise of those Options or the lawful issuance and sale of any Shares pursuant to such Options, shall relieve the Company of any liability with respect to the failure to complete such transaction.

SECTION 11

ADJUSTMENTS AND TERMINATION

11.1 Termination of Plan

Subject to any necessary Regulatory Approvals, the Committee may terminate or suspend the Plan. Unless earlier terminated as provided in this section 11, the Plan shall terminate on, and no more Options shall be granted under the Plan after, the tenth anniversary of the date of the Exchange’s acceptance of the Plan.

11.2 No Grant During Suspension of Plan

No Option may be granted during any suspension, or after termination, of the Plan. Suspension or termination of the Plan shall not, without the consent of the Option Holder, alter or impair any rights or obligations under any Option previously granted.

20

11.3 Alteration in Capital Structure

If there is a material alteration in the capital structure of the Company and the Shares are consolidated, subdivided, converted, exchanged, reclassified or in any way substituted for, the Committee shall make such adjustments to this Plan and to the Options then outstanding under this Plan as the Committee determines to be appropriate and equitable under the circumstances, so that the proportionate interest of each Option Holder shall, to the extent practicable, be maintained as before the occurrence of such event. Such adjustments may include, without limitation:

(a)	a change in the number or kind of shares of the Company covered by such Options; and

(b)	a change in the Exercise Price payable per Share provided, however, that the aggregate Exercise Price applicable to the unexercised portion of existing Options shall not be altered, it being intended that any adjustments made with respect to such Options shall apply only to the Exercise Price per Share and the number of Shares subject thereto.

For purposes of this section 11.3, and without limitation, neither:

(c)	the issuance of additional securities of the Company in exchange for adequate consideration (including services); nor

(d)	the conversion of outstanding securities of the Company into Shares shall be deemed to be material alterations of the capital structure of the Company. Any adjustment made to any Options pursuant to this section 11.3 shall not be considered an amendment requiring the Option Holder’s consent for the purposes of section 9.2 of this Plan.

11.4 Triggering Events

Subject to the Company complying with section 11.5 and any necessary Regulatory Approvals and notwithstanding any other provisions of this Plan or any Option Certificate, the Committee may, without the consent of the Option Holder or Holders in question:

(a)	cause all or a portion of any of the Options granted under the Plan to terminate upon the occurrence of a Triggering Event; or

(b)	cause all or a portion of any of the Options granted under the Plan to be exchanged for incentive stock options of another corporation upon the occurrence of a Triggering Event in such ratio and at such exercise price as the Committee deems appropriate, acting reasonably.

Such termination or exchange shall not be considered an amendment requiring the Option Holder’s consent for the purpose of section 9.2 of the Plan.

11.5 Notice of Termination by Triggering Event

In the event that the Committee wishes to cause all or a portion of any of the Options granted under this Plan to terminate on the occurrence of a Triggering Event, it must give written notice to the Option Holders in question not less than 10 days prior to the consummation of a Triggering Event so as to permit the Option Holder the opportunity to exercise the vested portion of the Options prior to such termination. Upon the giving of such notice and subject to any necessary Regulatory Approvals, all Options or portions thereof granted under the Plan which the Company proposes to terminate shall become immediately exercisable notwithstanding any contingent vesting provision to which such Options may have otherwise been subject.

21

11.6 Determinations to be Made By Committee

Adjustments and determinations under this section 11 shall be made by the Committee, whose decisions as to what adjustments or determination shall be made, and the extent thereof, shall be final, binding, and conclusive.

SECTION 12

ADJUSTMENTS AND TERMINATION

12.1 Maximum Number of Options

Notwithstanding anything contained in the Plan to the contrary, the maximum number of options the committee can grant is 10% of the number of Common Shares. For the avoidance of doubt, the maximum number of stock options granted under this Plan must not exceed 10% of the Outstanding Issue, or such lesser amount required from time-to-time by any Regulatory Authority.

SCHEDULE A

TO THE STOCK OPTION PLAN OF AGRIFORCE GROWING SYSTEMS LTD.

[Include legends prescribed by Regulatory Authorities, if required.]

STOCK OPTION CERTIFICATE

OF

AGRIFORCE GROWING SYSTEMS LTD.

(the “Corporation”)

TO:	[NAME OF OPTIONEE] (the “Optionee”)

This stock option certificate (the “Certificate”) certifies that as of the date of grant set forth below (the “Date of Grant”), you have been granted the option (the “Option”) to purchase the number of common shares of the Corporation set forth below (the “Option Shares”) at the exercise price set forth below (the “Exercise Price”). The Option shall be subject to the terms and conditions set forth in the Corporation’s Stock Option Plan, as amended or replaced from time to time (the “Plan”), and in addition shall be subject to the terms set forth below. Where used herein all defined terms shall have the respective meanings attributed thereto in the Plan.

Date of Grant:	[ ]
Number of Option Shares:	[ ]
Exercise Price:	[ ]
Expiry Date of Option:	5:00 p.m. (Vancouver Time), [ ]

Exercise Price

The Option provides you with the right to exercise the Option in whole or in part to purchase up to the number of Options Shares set forth above at the Exercise Price. The number of Option Shares subject to the Option and the Exercise Price are each subject to adjustment in certain events in accordance with the Plan.

Expiry Date

The Option is exercisable up until the Expiry Date set forth above, provided that (i) the Expiry Date may be accelerated in accordance with the Plan, (ii) the Options are subject to termination in certain events in accordance with the Plan, and (iii) no Option may be exercised until vested. On the close of business on the Expiry Date, the Option will expire and terminate and be of no further force and effect whatsoever.

Vesting

You are only entitled to exercise the Option to the extent that the Option has vested. The Option will vest on a cumulative basis over a two year period from the Date of Grant as follows:

Date of Vesting	Number of Options
Three month anniversary of Date of Grant	[ ]
Six month anniversary of Date of Grant	[ ]
Nine month anniversary of Date of Grant	[ ]
Twelve month anniversary of Date of Grant	[ ]
Fifteenth month anniversary of Date of Grant	[ ]
Eighteenth month anniversary of Date of Grant	[ ]
Twenty-first month anniversary of Date of Grant	[ ]
Twenty-fourth anniversary of Date of Grant	[ ]
Total	[ ]

Exercise of Option

You may exercise the Option from time to time, in whole or in part AND to the extent the Option is vested and exercisable, by delivery of an Election to Exercise in a form substantially the same as that attached hereto as Schedule A (the “Election to Exercise”). You must properly complete and execute the Election to Exercise and deliver it to the Corporation together with a certified cheque or bank draft in an amount equal to the aggregate Exercise Price for the number of Option Shares specified in the Election to Exercise (the “Purchase Price”), unless you elect a cashless exercise of your Option in which case you acknowledge the number of Option Shares will be reduced in accordance with the formula set out in the Election to Exercise. You must deliver the Election to Exercise and, if applicable, the Purchase Price to the Corporation at the principal office of the Corporation at [AGRIFORCE ADDRESS] or such other address in Canada as you may be notified in writing by the Corporation.

Termination of the Option

The Option is subject to termination in certain events under the Plan, including if you cease to be an eligible director, officer, employee or consultant under the Plan. You may not exercise the Option after termination.

Copy of Plan

The Corporation has delivered a copy of the Plan to you with this Certificate. By acceptance of this Certificate, you acknowledge receipt of a copy of the Plan.

Additional Agreements of Optionee

By acceptance of this Certificate and the Option evidenced hereby, you agree and acknowledge that:

(i)	the terms of this Option (including the Exercise Price and the number of Options) may be modified by the Corporation without your consent to the extent reasonably necessary to enable the Corporation to list on the Canadian Securities Exchange or on any other stock exchange (the “CSE”), of which there is no assurance;

(ii)	the certificates representing the Option Shares may be endorsed with certain restrictive legends to the extent required to comply with securities laws applicable to you and the Company and the rules and policies of the CSE, or any other exchange on which the common shares of the Corporation may be traded;

(iv)	you will enter into such lock-up or escrow agreements required in connection with the listing of the Company on the CSE, as reasonably requested by the Company;

(v)	the Option and the issuance of the Option Shares have not been registered under the U.S. Securities Act of 1933, as amended and accordingly the Option Shares are not freely tradeable in the United States, and will be endorsed with legends confirming such restricted status if the Optionee is resident in or otherwise subject to U.S. securities laws;

(iv)	the Option and all Option Shares purchased upon any exercise of the Option have been and will be acquired for investment purposes only and not with the view to distribution or transfer and will be held for your own individual account;

(v)	the Option is not transferable; and

(vi)	you will execute and deliver to the Corporation such additional documentation, as reasonable required in the opinion of legal counsel to the Corporation, to establish that the Option Shares may be issued to you in reliance on exemptions from prospectus and registration requirements under applicable securities laws as a condition of the issuance of any Option Shares upon the exercise of the Option;

(vii)	where the terms of this Certificate are inconsistent with the terms of the Plan, the terms of the Plan shall prevail.

This Certificate is executed to be effective as of the Date of Grant.

AGRIFORCE GROWING SYSTEMS LTD.		Accepted and agreed by the Optionee:

Per:		Signature of Optionee
Authorized Signatory
[NAME OF OPTIONEE]

Name of Optionee

Schedule A to Option Certificate

Election to Exercise

The undersigned Optionee hereby irrevocably elects to exercise the Option granted by Agriforce Growing Systems Ltd. (the “Corporation”) on Date of Grant set forth below to purchase the number of Option Shares as set forth below:

Date of Grant of Option:

(a) Number of Option Shares to be Acquired:

(b) Exercise Price (Per Option Share):

Aggregate Purchase Price [(a) multiplied by (b)]:	$

and hereby exercise the Option as follows:

A.	Cash Exercise	[ ]	[Check box as applicable]

The Optionee hereby tenders a certificate cheque or bank draft for such aggregate Purchase Price, and directs such shares to be registered and a certificate therefore to be issued as directed below.

Or

B.	Cashless Exercise	[ ]	[Check box as applicable]

The Optionee elects to complete a cashless exercise of the Options and agrees to the cancellation of that number of Option Shares as is necessary, in accordance with the formula set forth in Exhibit A attached to this Notice, to exercise the Option with respect to the number of Option Shares being purchased by means of a cashless exercise (the “Cashless Exercise Method”).

The Optionee will further agree to any additional representations and agreements required to ensure compliance with U.S. securities laws if the Optionee is a U.S. person or otherwise subject to U.S. securities laws.

The undersigned acknowledges and agrees that issuance of the Option Shares is subject to the terms and conditions of the Certificate representing the Option and the Stock Option Plan of the Corporation, as amended and replaced from time to time.

DATED this___________day of ___________, ______.

Signature of Optionee

Name of Optionee

Direction as to Registration of Option Shares

Name of Registered Holder:

Address of Registered Holder:

EXHIBIT A

TO NOTICE OF EXERCISE

CASHLESS EXERCISE

1. If permitted by the policies of any stock exchange on which the Company may be listed from time to time, the Option may be exercised by means of a “cashless exercise”, in which event the Company shall issue to the undersigned the net number of Shares determined as follows:

where:

a =	the net Shares to be issued to the undersigned;

b =	the number of Shares in respect of which the Option is being exercised;

c =	the average of the “Closing Sale Prices” of the Company’s shares of common shares for at least the two trading days ending on the date immediately preceding the Exercise Date; and

d =	the Exercise Price of the Option.

2. For purposes hereof, “Closing Sale Price” means, for any security as of any date, the last trade price for such security on the principal securities exchange or trading market for such security, or, if such exchange or trading market begins to operate on an extended hours basis and does not designate the last trade price, then the last trade price of such security prior to 4:00 p.m., Toronto time, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security, or, if no last trade price is reported for such security, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported by the OTC Markets Group Inc.

3. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the undersigned.

4. If the Company and the undersigned are unable to agree upon the fair market value of such security, then the Company shall, within two business days submit via facsimile (a) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the undersigned or (b) the disputed arithmetic calculation of the Shares of Common Stock to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the undersigned of the results no later than ten business days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.